Loma Negra Reports 3Q25 results Buenos Aires, November 6, 2025 – Loma Negra, (NYSE: LOMA; BYMA: LOMA), (“Loma Negra” or the “Company”), the leading cement producer in Argentina, today announced results for the three-month period ended September 30, 2025 (our “3Q25 Results”). 3Q25 Key Highlights  Net sales revenues stood at Ps. 209,272 million (US$ 154 million), and decreased by 12.1% YoY, mainly explained by a decrease of 13,2% in in the top line of the Cement segment.  Consolidated Adjusted EBITDA reached Ps. 43,536 million, decreasing by 23.7% YoY in pesos, while in dollars it reached 36 million, down 35.1% from 3Q24.  The Consolidated Adjusted EBITDA margin stood at 20.8%, decreasing by 315 basis points YoY from 24.0%.  Net loss of Ps. 8,587 million, compared to a net profit of Ps. 27,871 million in the same period of the previous year, mainly driven by a higher loss in net financial results and a lower operating result.  New Class 5 Corporate Bond issued in July for a total amount of US$113 million, with a 2-year tenor and an 8% interest rate. Proceeds will be used to refinance upcoming maturities.  Net Debt stood at Ps. 281,519 million (US$206 million), representing a Net Debt/LTM Adjusted EBITDA ratio of 1.49x, compared to 0.89x in FY24. The Company has presented certain financial figures, Table 1b and Table 11, in U.S. dollars and Pesos without giving effect to IAS 29. The Company has prepared all other financial information herein by applying IAS 29. Commenting on the financial and operating performance for the third quarter of 2025, Sergio Faifman, Loma Negra’s Chief Executive Officer, noted: “Despite the 6.1% GDP growth reported by INDEC for the first half of the year, the sector began to show signs of deceleration in the third quarter. Political uncertainty increased as the first test of the mid-term elections approached, and the results in the Province of Buenos Aires raised doubts about the sustainability of the government’s program. The rise in interest rates and FX volatility also took a toll on activity levels. In the context of overall macroeconomic instability, quarterly volumes declined by almost 1% year-over-year, despite industry dispatch volumes in September reaching their highest level in 22 months. Looking ahead, October volumes are also encouraging, with growth regaining strength and posting a 7.4% year-over-year expansion. In terms of results, in this increasingly challenging environment, consolidated margins for the quarter stood at 20.8%. Third quarters are typically those with lower margins due to higher winter energy costs, but thanks to significant efforts we achieved an almost flat sequential margin variation. Regarding our balance sheet, with the issuance of the Class 5 Bond in July for US$113 million, we extended the average duration of our debt, placing the maturity profile in a very comfortable position, with a leverage ratio of 1.49x. Finally, the recent results of the national mid-term elections seem to have eased political concerns, and we are optimistic that this will reduce volatility and have a positive effect on activity levels.”

**Table 1: Financial Highlights**

*(amounts expressed in millions of pesos, unless otherwise noted)*

| | Three-months ended September 30, | | | Nine-months ended September 30, | | |
|---|---|---|---|---|---|---|
| | 2025 | 2024 | % Chg. | 2025 | 2024 | % Chg. |
| Net revenue | 209,272 | 238,067 | -12.1% | 577,483 | 640,330 | -9.8% |
| Gross Profit | 36,261 | 53,723 | -32.5% | 122,438 | 158,859 | -22.9% |
| *Gross Profit margin* | *17.3%* | *22.6%* | *-524 bps* | *21.2%* | *24.8%* | *-361 bps* |
| Adjusted EBITDA | 43,536 | 57,024 | -23.7% | 126,751 | 159,042 | -20.3% |
| *Adjusted EBITDA Mg.* | *20.8%* | *24.0%* | *-315 bps* | *21.9%* | *24.8%* | *-289 bps* |
| Net Profit (Loss) | (8,587) | 27,871 | n/a | 15,693 | 160,396 | -90.2% |
| Net Profit (Loss) attributable to owners of the Company | (8,468) | 27,576 | n/a | 16,076 | 160,255 | -90.0% |
| EPS | (14.5122) | 47.2609 | n/a | 27.5526 | 274.6532 | -90.0% |
| Average outstanding shares | 583 | 583 | 0.0% | 583 | 583 | 0.0% |
| Net Debt | 281,519 | 226,475 | 24.3% | 281,519 | 226,475 | 24.3% |
| Net Debt /LTM Adjusted EBITDA | 1.49x | 1.03x | 0.45x | 1.49x | 1.03x | 0.45x |

**Table 1b: Financial Highlights in Ps and in U.S. dollars (figures exclude the impact of IAS 29)**

| **In million Ps.** | Three-months ended September 30, | | | Nine-months ended September 30, | | |
|---|---|---|---|---|---|---|
| | 2025 | 2024 | % Chg. | 2025 | 2024 | % Chg. |
| Net revenue | 205,185 | 174,172 | 17.8% | 534,746 | 407,229 | 31.3% |
| Adjusted EBITDA | 47,697 | 52,019 | -8.3% | 129,110 | 131,554 | -1.9% |
| *Adjusted EBITDA Mg.* | *23.2%* | *29.9%* | *-662 bps* | *24.1%* | *32.3%* | *-816 bps* |
| Net Profit (Loss) | 5,141 | 25,354 | -79.7% | 37,290 | 63,720 | -41.5% |
| Net Debt | 281,519 | 162,441 | 73.3% | 281,519 | 162,441 | 73.3% |
| Net Debt /LTM Adjusted EBITDA | 1.49x | 1.03x | 0.45x | 1.49x | 1.03x | 0.45x |

| **In million US$** | Three-months ended September 30, | | | Nine-months ended September 30, | | |
|---|---|---|---|---|---|---|
| | 2025 | 2024 | % Chg. | 2025 | 2024 | % Chg. |
| Ps./US$, av | 1,332.23 | 942.54 | 41.3% | 1,183.18 | 888.82 | 33.1% |
| Ps./US$, eop | 1,366.58 | 970.92 | 40.8% | 1,366.58 | 970.92 | 40.8% |
| Net revenue | 154 | 185 | -16.7% | 452 | 458 | -1.4% |
| Adjusted EBITDA | 36 | 55 | -35.1% | 109 | 148 | -26.3% |
| Net Profit (Loss) | 4 | 27 | -85.7% | 32 | 72 | -56.0% |
| Net Debt | 206 | 167 | 23.1% | 206 | 167 | 23.1% |
| Net Debt /LTM Adjusted EBITDA | 1.49x | 1.03x | 0.45x | 1.49x | 1.03x | 0.45x |

## Overview of Operations

Sales Volumes

**Table 2: Sales Volumes[2]**

| | | Three-months ended September 30, | | | Nine-months ended September 30, | | |
|---|---|---|---|---|---|---|---|
| | | 2025 | 2024 | % Chg. | 2025 | 2024 | % Chg. |
| Cement, masonry & lime | MM Tn | 1.37 | 1.44 | -5.4% | 3.73 | 3.59 | 3.8% |
| Concrete | MM m3 | 0.16 | 0.12 | 37.8% | 0.39 | 0.29 | 35.6% |
| Railroad | MM Tn | 1.12 | 1.08 | 3.9% | 2.88 | 2.61 | 10.3% |
| Aggregates | MM Tn | 0.31 | 0.24 | 26.3% | 0.85 | 0.69 | 23.5% |

[2] Sales volumes include inter-segment sales

**Sales volumes** of cement, masonry, and lime in 3Q25 decreased by 5.4% year over year (YoY) to 1.37 million tons, despite a 12.8% sequential increase. The recovery process slowed during the third quarter amid rising economic and political concerns and a more challenging basis of comparison.

Bulk cement dispatches continued to show strong momentum, supported by higher activity levels related to mining projects and public works, as well as increased industrial and road construction demand. Conversely, bagged cement dispatches were more affected by the economic slowdown and macroeconomic volatility, declining 11.8% during the quarter.

Concrete segment volumes increased by 37.8% year-over-year. Quarterly sales were primarily driven by private developments related to logistics infrastructure and residential construction, supported by higher activity in public infrastructure projects across the Buenos Aires metropolitan area and the province of Santa Fe. The Aggregates segment also posted strong growth, up 26.3% year-over-year, driven by sustained demand from road construction and railroad projects.

Railway segment volumes grew by 3.9% compared to the same quarter in 2024, driven by higher transportation of granitic aggregates, which offset declines in cement, gypsum, and chemicals. Gypsum and frac sand volumes were negatively affected by the disruption of the railway line connecting Bahía Blanca with Neuquén, caused by the storm that hit the area during the first half of the year.

## Review of Financial Results

**Table 3: Condensed Interim Consolidated Statements of Profit or Loss and Other Comprehensive Income**

*(amounts expressed in millions of pesos, unless otherwise noted)*

| | Three-months ended September 30, | | | Nine-months ended September 30, | | |
|---|---|---|---|---|---|---|
| | 2025 | 2024 | % Chg. | 2025 | 2024 | % Chg. |
| Net revenue | 209,272 | 238,067 | -12.1% | 577,483 | 640,330 | -9.8% |
| Cost of sales | (173,012) | (184,343) | -6.1% | (455,045) | (481,472) | -5.5% |
| **Gross profit** | **36,261** | **53,723** | **-32.5%** | **122,438** | **158,859** | **-22.9%** |
| Selling and administrative expenses | (19,282) | (21,830) | -11.7% | (60,448) | (63,823) | -5.3% |
| Other gains and losses | 1,212 | 1,579 | -23.2% | 3,446 | 2,408 | 43.1% |
| Tax on debits and credits to bank accounts | (2,235) | (2,399) | -6.8% | (6,473) | (6,710) | -3.5% |
| **Finance gain (cost), net** | | | | | | |
| Gain on net monetary position | 18,550 | 45,462 | -59.2% | 65,195 | 293,039 | -77.8% |
| Exchange rate differences | (29,811) | (12,609) | 136.4% | (64,892) | (40,383) | 60.7% |
| Financial income | 1,383 | 747 | 85.0% | 2,586 | 1,521 | 70.0% |
| Financial expense | (18,855) | (17,000) | 10.9% | (39,303) | (86,162) | -54.4% |
| **Profit (Loss) before taxes** | **(12,777)** | **47,673** | **n/a** | **22,549** | **258,748** | **-91.3%** |
| **Income tax expense** | | | | | | |
| Current | 2,853 | (17,988) | n/a | (10,259) | (68,383) | -85.0% |
| Deferred | 1,337 | (1,814) | n/a | 3,402 | (29,970) | n/a |
| **Net profit (Loss)** | **(8,587)** | **27,871** | **n/a** | **15,693** | **160,396** | **-90.2%** |

Net Revenues Net revenue decreased 12.1% to Ps. 209,272 million in 3Q25, from Ps. 238,067 million in the comparable quarter last year, mainly due to the lower top line performance of the Cement business, followed by the rest of the segments. The Cement, Masonry Cement, and Lime segment recorded a 13.2% year-over-year decline in revenues, mainly explained by a 5.4% decrease in volumes, which reflected a setback in the recovery trend observed in previous quarters, together with softer pricing conditions compared to the same period last year, despite a positive sequential performance. Bulk cement dispatches performed more strongly, maintaining the trend from the previous quarter, while bagged cement was affected by increased political uncertainty that weighed on activity levels. Concrete revenue was flat for the quarter compared to 3Q24, with a volume expansion of 37.8% that compensated for the softer pricing dynamics in a highly competitive environment. The growth in volumes was supported by private developments related mainly to logistics infrastructure and residential construction, supported by higher activity in public infrastructure projects across the Buenos Aires metropolitan area and the province of Santa Fe. In the same direction, revenue in the Aggregates segment also remained nearly flat, decreasing by just 0.4% year-over-year. Sales volumes rose by 26.3%, driven by higher activity in road construction and railroad projects. However, this positive effect was offset by weaker pricing dynamics in an increasingly competitive landscape. Additionally, the sales mix had a negative impact, as road construction projects primarily require fine aggregates, which command a lower average price. Railroad revenues declined by 14.9% in 3Q25 compared to the same quarter of 2024, as higher transported volumes, up 3.9%, only partially offset softer pricing conditions. The disruption of the railway line in Bahía Blanca continues to affect longer-haul traffic—mainly grains, gypsum, and frac sand—reducing ton-kilometers transported and, consequently, revenue generation. Cost of sales, and Gross profit Cost of sales decreased by 6.1% year-over-year to Ps. 173,012 million in 3Q25, mainly reflecting lower sales volumes and improved unit costs in the Cement segment. Conversely, cost of sales was impacted by higher depreciation charges following the completion of the 25-kilogram bagging project. In the Cement segment, lower maintenance expenses and improved energy input prices positively contributed to quarterly performance. Despite the seasonal effects typical of third quarters, the Company was able to offset most of the winter-related cost impact. Thermal energy contracts signed last year, which included year-over-year tariff reductions, together with short-term agreements linked to oil production at tariffs below US$1/MMBTU, helped contain variable costs. On the electrical energy side, lower consumption helped offset higher electricity tariffs, as the Company continued to face the impact of increased transmission and distribution costs. Additionally, costs were affected by the start of dispatches under the new 25-kilogram bag format during the quarter. Gross profit decreased by 32.5% in the third quarter, totaling Ps. 36,261 million compared to Ps. 53,723 million in 3Q24. Similarly, the gross profit margin contracted by 524 basis points year-over-year, reaching 17.3%. Selling and Administrative Expenses Selling and administrative expenses (SG&A) decreased by 11.7%, totaling Ps. 19,282 million in 3Q25, compared to Ps. 21,830 million in 3Q24. This decrease was mainly driven by lower freight and sales tax expenses due to reduced sales volumes, as well as a lower impact from salaries and professional consulting fees. As a percentage of sales, SG&A stood at 9.2%, remaining flat year-over-year.

## Adjusted EBITDA & Margin

### Table 4: Adjusted EBITDA Reconciliation & Margin

*(amounts expressed in millions of pesos, unless otherwise noted)*

| | Three-months ended September 30, | | | Nine-months ended September 30, | | |
|---|---|---|---|---|---|---|
| | 2025 | 2024 | % Chg. | 2025 | 2024 | % Chg. |
| **Adjusted EBITDA reconciliation:** | | | | | | |
| Net profit (Loss) | (8,587) | 27,871 | n/a | 15,693 | 160,396 | -90.2% |
| (+) Depreciation and amortization | 25,344 | 23,552 | 7.6% | 61,314 | 61,598 | -0.5% |
| (+) Tax on debits and credits to bank accounts | 2,235 | 2,399 | -6.8% | 6,473 | 6,710 | -3.5% |
| (+) Income tax expense | (4,190) | 19,802 | n/a | 6,856 | 98,353 | -93.0% |
| (+) Financial interest, net | 16,725 | 12,856 | 30.1% | 32,024 | 62,992 | -49.2% |
| (+) Exchange rate differences, net | 29,811 | 12,609 | 136.4% | 64,892 | 40,383 | 60.7% |
| (+) Other financial expenses, net | 747 | 3,397 | -78.0% | 4,694 | 21,649 | -78.3% |
| (+) Gain on net monetary position | (18,550) | (45,462) | -59.2% | (65,195) | (293,039) | -77.8% |
| **Adjusted EBITDA** | **43,536** | **57,024** | **-23.7%** | **126,751** | **159,042** | **-20.3%** |
| *Adjusted EBITDA Margin* | *20.8%* | *24.0%* | *-315 bps* | *21.9%* | *24.8%* | *-289 bps* |

**Adjusted EBITDA** decreased by 23.7% year-over-year in 3Q25, totaling Ps. 43,536 million compared to Ps. 57,024 million in the same period of the previous year. This performance was primarily driven by the weaker results of the Cement business, followed by the other segments.

As a result, the **Adjusted EBITDA margin** contracted by 315 basis points to 20.8% in 3Q25 from 24.0% in 3Q24. On a sequential basis, the margin decreased by only 40 basis points from 21.2% in the previous quarter, despite the impact of seasonal costs.

In particular, the Adjusted EBITDA margin of the Cement, Masonry, and Lime segment contracted by 129 basis points to 24.2%. This contraction was mainly explained by softer pricing performance which, despite showing an improved sequential trend, still lags on a year-over-year basis. These effects were partially offset by cost efficiencies — mainly in maintenance and energy inputs — and lower expenses.

Meanwhile, the Concrete segment's Adjusted EBITDA margin contracted by 1,096 basis points to -6.8% in 3Q25, from 4.2% in 3Q24, as cost controls and higher volumes were not sufficient to offset the impact of softer pricing dynamics in a highly competitive environment.

The Adjusted EBITDA margin of the Aggregates segment improved by 36 basis points to -16.7% in 3Q25, from -17.0% in 3Q24. Although volumes continued to improve during the quarter, the persistent market challenges and an unfavorable product mix continued to weigh on the segment's profitability.

Regarding the Railroad segment, the Adjusted EBITDA margin contracted by 920 basis points to 3.4% in 3Q25, from 12.6% in 3Q24. Transported volumes showed a slight improvement, mainly driven by higher shipments of granitic aggregates. However, the disruption of the railway line in Bahía Blanca continued to affect longer-haul traffic—primarily grains, gypsum, and frac sand—reducing ton-kilometers transported and, consequently, revenue generation. These impacts were partially offset by cost reductions.

## Finance Costs-Net

### Table 5: Finance Gain (Cost), net

*(amounts expressed in millions of pesos, unless otherwise noted)*

| | Three-months ended September 30, | | | Nine-months ended September 30, | | |
|---|---|---|---|---|---|---|
| | 2025 | 2024 | % Chg. | 2025 | 2024 | % Chg. |
| Exchange rate differences | (29,811) | (12,609) | 136.4% | (64,892) | (40,383) | 60.7% |
| Financial income | 1,383 | 747 | 85.0% | 2,586 | 1,521 | 70.0% |
| Financial expense | (18,855) | (17,000) | 10.9% | (39,303) | (86,162) | -54.4% |
| Gain on net monetary position | 18,550 | 45,462 | -59.2% | 65,195 | 293,039 | -77.8% |
| **Total Finance Gain (Cost), Net** | **(28,733)** | **16,600** | n/a | **(36,415)** | **168,014** | n/a |

During 3Q25, the Company reported a **total Net Financial Cost** of Ps. 28,733 million, from a gain of Ps. 16,600 recorded in 3Q24. This year-over-year decline was mainly attributable to a lower gain on the net monetary position, as the inflationary effect on monetary liabilities moderated considerably compared to the same period last year, and to a higher impact from exchange rate differences resulting from the devaluation of the peso in the period.

Meanwhile, Net Financial expense increased by 7.5% year-over-year, to Ps. 17,472 million, mainly due to higher interest rates in pesos during the period.

## Net Profit and Net Profit Attributable to Owners of the Company

The Company reported a **Net Loss** of Ps. 8.6 billion in 3Q25, compared to a Net Profit of Ps. 27.9 billion in the same period of the previous year. The decline was mainly driven by a lower financial result (net), reflecting a more moderate inflationary effect, coupled with lower operational performance. However, the decrease was partially offset by lower income tax expenses.

**Net Loss Attributable to Owners of the Company** stood at Ps. 8.5 billion. During the quarter, the Company reported a loss per common share of Ps. 14.5122 and an ADR loss of Ps. 72.5612, compared to a gain per common share of Ps. 47.2609 and a gain per ADR of Ps. 236.3044 in 3Q24.

## Capitalization

### Table 6: Capitalization and Debt Ratio

*(amounts expressed in millions of pesos, unless otherwise noted)*

| | As of September 30, | | As of December, 31 |
|---|---|---|---|
| | 2025 | 2024 | 2024 |
| Total Debt | 396,740 | 244,550 | 208,442 |
| - Short-Term Debt | 241,364 | 66,381 | 122,796 |
| - Long-Term Debt | 155,376 | 178,169 | 85,646 |
| Cash, Cash Equivalents and Investments | (115,222) | (18,075) | (10,432) |
| **Total Net Debt** | **281,519** | **226,475** | **198,010** |
| Shareholder's Equity | 983,034 | 941,636 | 967,341 |
| **Capitalization** | **1,379,774** | **1,186,186** | **1,175,783** |
| LTM Adjusted EBITDA | **188,532** | **219,275** | **222,963** |
| Net Debt /LTM Adjusted EBITDA | 1.49x | 1.03x | 0.89x |

As of September 30, 2025, total Cash, Cash Equivalents, and Investments were Ps. 115,222 million compared with Ps. 18,075 million as of September 30, 2024. Total debt at the close of the quarter stood at Ps. 396,740 million, composed by Ps. 241,364 million in short-term borrowings, including the current portion of long-term borrowings (or 61% of total borrowings), and Ps. 155,376 million in long-term borrowings (or 39% of total borrowings). At the close of the third quarter of 2025, 81% (or Ps. 319,735 million) of Loma Negra's total debt was denominated in U.S. dollars, and 19% (or Ps. 77,005 million) was in Pesos.

As of September 30, 2025, 18% of the Company's consolidated loans accrued interest at a variable rate, primarily based on the short-term market rate in pesos, as it is debt in local currency. The remaining 82% accrue interest at a fixed rate.

By the end of the quarter, the average duration of Loma Negra's total debt was 0.9 years.

The Net Debt to Adjusted EBITDA (LTM) ratio stood at 1.49x as of the end of the third quarter, up from 0.89x as of December 31, 2024.

In July, the Company issued its Class 5 corporate bond for US$113 million with a two-year tenor. The proceeds will be used to cancel the outstanding of Class 2 bond maturing in December, along with other short-term debt. With this issuance, the Company increased the average duration of its debt and maintains a well-balanced maturity profile.

## Cash Flows

### Table 7: Condensed Interim Consolidated Statement of Cash Flows

*(amounts expressed in millions of pesos, unless otherwise noted)*

| | Three-months ended September 30, | | Nine-months ended September 30, | |
|---|---|---|---|---|
| | 2025 | 2024 | 2025 | 2024 |
| **CASH FLOWS FROM OPERATING ACTIVITIES** | | | | |
| Net Profit (Loss) | (8,587) | 27,871 | 15,693 | 160,396 |
| Adjustments to reconcile net profit (loss) to net cash provided by operating activities | 48,613 | 22,632 | 97,076 | (27,359) |
| Changes in operating assets and liabilities | (8,089) | 33,256 | (105,922) | (39,193) |
| **Net cash generated by (used in) operating activities** | **31,937** | **83,758** | **6,847** | **93,844** |
| **CASH FLOWS FROM INVESTING ACTIVITIES** | | | | |
| Proceeds from disposal of Yguazú Cementos S.A. | 1,347 | - | 1,347 | - |
| Property, plant and equipment, Intangible Assets, net | (14,595) | (22,983) | (46,163) | (61,931) |
| Contributions to Trust | (410) | (244) | (1,108) | (839) |
| Investments, net | (48,285) | - | (48,285) | - |
| **Net cash used in investing activities** | **(61,943)** | **(23,227)** | **(94,209)** | **(62,770)** |
| **CASH FLOWS FROM FINANCING ACTIVITIES** | | | | |
| Proceeds / Repayments from borrowings, Interest paid | 74,283 | (45,808) | 139,424 | (20,097) |
| Dividends paid | (2) | - | (2) | - |
| Share repurchase plan | - | - | - | (725) |
| **Net cash generated by (used in) by financing activities** | **74,281** | **(45,808)** | **139,421** | **(20,823)** |
| **Net increase (decrease) in cash and cash equivalents** | **44,275** | **14,723** | **52,059** | **10,251** |
| Cash and cash equivalents at the beginning of the year | 16,843 | 17,886 | 10,432 | 17,886 |
| Effect of the re-expression in homogeneous cash currency ("Inflation-Adjusted") | (5,083) | (1,335) | (7,313) | (10,781) |
| Effects of the exchange rate differences on cash and cash equivalents in foreign currency | 10,664 | 137 | 11,521 | 719 |
| **Cash and cash equivalents at the end of the period** | **66,699** | **31,410** | **66,699** | **18,075** |

In 3Q25, net cash generated from operating activities totaled Ps. 31,937 million, compared to Ps. 83,758 million in the same period of the previous year. This reflected higher working capital requirements and a lower operating result. Regarding working capital, economic uncertainties during the quarter and the higher interest rate environment increased working capital needs, coupled with higher income tax payments, as the Company did not make advance income tax payments during 2024. On the other hand, inventories decreased during the quarter due to seasonality, given that clinker production is minimized during the winter months while inventory consumption increases.

During the quarter, the Company generated Ps. 74,281 million in cash from financing activities, mainly driven by the issuance of the Class 5 bond, net of debt repayments and interest payments. Additionally, Ps. 61,943 million were used in investing activities, primarily due to the short-term allocation of the proceeds from the Class 5 bond issuance. On the other hand, CAPEX decreased following the completion of the 25-kilogram bagging project.

3Q25 Earnings Conference Call When: 10:00 a.m. U.S. ET (12:00 noon BAT), November 7, 2025 Dial-in: 0800-444-2930 (Argentina), 1-833-255-2824 (U.S.), 1-866-605-3852 (Canada), 1-412-902-6701 (International) Password: Loma Negra Call Webcast: https://event.choruscall.com/mediaframe/webcast.html?webcastid=NUvgD7UB Replay: A telephone replay of the conference call will be available until November 14, 2025. The replay can be accessed by dialing 1-877-344-7529 (U.S. toll free), or 1-412-317-0088 (International). The passcode for the replay is 9392553. The audio of the conference call will also be archived on the Company’s website at www.lomanegra.com Definitions Adjusted EBITDA is calculated as net profit plus financial interest, net plus income tax expense plus depreciation and amortization plus exchange rate differences plus other financial expenses, net plus tax on debits and credits to bank accounts, plus share of loss of associates, plus net Impairment of Property, plant and equipment, and less income from discontinued operation. Loma Negra believes that excluding tax on debits and credits to bank accounts from its calculation of Adjusted EBITDA is a better measure of operating performance when compared to other international players. Net Debt is calculated as borrowings less cash, cash equivalents and short-term investments. About Loma Negra Founded in 1926, Loma Negra is the leading cement company in Argentina, producing and distributing cement, masonry cement, aggregates, concrete and lime, products primarily used in private and public construction. Loma Negra is a vertically-integrated cement and concrete company, with nationwide operations, supported by vast limestone reserves, strategically located plants, top-of-mind brands and established distribution channels. Loma Negra is listed both on BYMA and on NYSE in the U.S., where it trades under the symbol “LOMA”. One ADS represents five (5) common shares. For more information, visit www.lomanegra.com. Note The Company presented some figures converted from Pesos to U.S. dollars for comparison purposes. The exchange rate used to convert Pesos to U.S. dollars was the reference exchange rate (Communication “A” 3500) reported by the Central Bank for U.S. dollars. The information presented in U.S. dollars is for the convenience of the reader only. Certain figures included in this report have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be arithmetic aggregations of the figures presented in previous quarters. Rounding: We have made rounding adjustments to reach some of the figures included in this report. As a result, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them. Disclaimer This release contains forward-looking statements within the meaning of federal securities law that are subject to risks and uncertainties. These statements are only predictions based upon our current expectations and projections about possible or assumed future results of our business, financial condition, results of operations, liquidity, plans and objectives. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” “seek,” “forecast,” or the negative of these terms or other similar expressions. The forward-looking statements are based on the information currently available to us. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including, among others things: changes in general economic, political, governmental and business conditions globally and in Argentina, changes in inflation rates, fluctuations in the exchange rate of the peso, the level of construction generally, changes in cement demand and prices, changes in raw material and energy prices, changes in business strategy and various other factors. You should not rely upon forward-looking statements as predictions of future events. Although we believe in good faith that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Any or all of Loma Negra’s forward-looking statements in this release may turn out to be wrong. You should consider these forward-looking statements in light of other factors discussed under the heading “Risk Factors” in the prospectus filed with the Securities and Exchange Commission on October 31, 2017 in connection with Loma Negra’s initial public offering. Therefore, readers are cautioned not to place undue reliance on these forward- looking statements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this release to conform these statements to actual results or to changes in our expectations. IR Contacts Marcos I. Gradin, Chief Financial Officer and Investor Relations Diego M. Jalón, Investor Relations Manager +54-11-4319-3050 investorrelations@lomanegra.com --- Financial Tables Follow ---

Table 8: Condensed Interim Consolidated Statements of Financial Position (amounts expressed in millions of pesos, unless otherwise noted) As of September 30, As of December, 31 2025 2024 ASSETS Non-current assets Property, plant and equipment 1,272,919 1,285,766 Right to use assets 3,213 3,874 Intangible assets 6,332 3,534 Investments 85 85 Goodwill 844 844 Inventories 98,451 81,677 Other receivables 1,765 7,628 Other assets 403 830 Total non-current assets 1,384,012 1,384,237 Current assets Inventories 233,654 246,084 Other receivables 40,954 16,870 Trade accounts receivable 74,297 60,067 Investments 103,844 706 Cash and banks 11,377 9,727 Total current assets 464,126 333,453 TOTAL ASSETS 1,848,138 1,717,690 SHAREHOLDER'S EQUITY Capital stock and other capital related accounts 322,487 322,487 Reserves 645,125 457,529 Retained earnings 16,076 187,596 Equity attributable to the owners of the Company 983,688 967,612 Non-controlling interests (655) (271) TOTAL SHAREHOLDER'S EQUITY 983,034 967,341 LIABILITIES Non-current liabilities Borrowings 155,376 85,646 Provisions 14,486 13,710 Salaries and social security payables 1,273 1,840 Debts for leases 1,541 2,193 Other liabilities 1,197 1,232 Deferred tax liabilities 315,673 319,076 Total non-current liabilities 489,546 423,698 Current liabilities Borrowings 241,364 122,796 Accounts payable 92,594 114,149 Advances from customers 8,989 7,819 Salaries and social security payables 16,480 21,844 Tax liabilities 12,762 57,135 Debts for leases 2,023 1,693 Other liabilities 1,345 1,215 Total current liabilities 375,558 326,651 TOTAL LIABILITIES 865,104 750,349 TOTAL SHAREHOLDER'S EQUITY AND LIABILITIES 1,848,138 1,717,690

**Table 9: Condensed Interim Consolidated Statements of Profit or Loss and Other Comprehensive Income (unaudited)**

*(amounts expressed in millions of pesos, unless otherwise noted)*

| | Three-months ended September 30, | | | Nine-months ended September 30, | | |
|---|---|---|---|---|---|---|
| | **2025** | **2024** | % Change | **2025** | **2024** | % Change |
| Net revenue | 209,272 | 238,067 | -12.1% | 577,483 | 640,330 | -9.8% |
| Cost of sales | (173,012) | (184,343) | -6.1% | (455,045) | (481,472) | -5.5% |
| **Gross Profit** | **36,261** | **53,723** | **-32.5%** | **122,438** | **158,859** | **-22.9%** |
| Selling and administrative expenses | (19,282) | (21,830) | -11.7% | (60,448) | (63,823) | -5.3% |
| Other gains and losses | 1,212 | 1,579 | -23.2% | 3,446 | 2,408 | 43.1% |
| Tax on debits and credits to bank accounts | (2,235) | (2,399) | -6.8% | (6,473) | (6,710) | -3.5% |
| **Finance gain (cost), net** | | | | | | |
| Gain on net monetary position | 18,550 | 45,462 | -59.2% | 65,195 | 293,039 | -77.8% |
| Exchange rate differences | (29,811) | (12,609) | 136.4% | (64,892) | (40,383) | 60.7% |
| Financial income | 1,383 | 747 | 85.0% | 2,586 | 1,521 | 70.0% |
| Financial expenses | (18,855) | (17,000) | 10.9% | (39,303) | (86,162) | -54.4% |
| **Profit (loss) before taxes** | **(12,777)** | **47,673** | **n/a** | **22,549** | **258,748** | **-91.3%** |
| **Income tax expense** | | | | | | |
| Current | 2,853 | (17,988) | n/a | (10,259) | (68,383) | -85.0% |
| Deferred | 1,337 | (1,814) | n/a | 3,402 | (29,970) | n/a |
| **Net Profit (Loss)** | **(8,587)** | **27,871** | **n/a** | **15,693** | **160,396** | **-90.2%** |
| **Net Profit (Loss) for the period attributable to:** | | | | | | |
| Owners of the Company | (8,468) | 27,576 | n/a | 16,076 | 160,255 | -90.0% |
| Non-controlling interests | (119) | 295 | n/a | (384) | 141 | n/a |
| **NET PROFIT (LOSS) FOR THE PERIOD** | **(8,587)** | **27,871** | **n/a** | **15,693** | **160,396** | **-90.2%** |
| **Earnings per share (basic and diluted):** | **(14.5122)** | **47.2609** | **n/a** | **27.5526** | **274.6532** | **-90.0%** |

**Table 10: Condensed Interim Consolidated Statement of Cash Flows**

*(amounts expressed in millions of pesos, unless otherwise noted)*

| | Three-months ended September 30, | | Nine-months ended September 30, | |
|---|---|---|---|---|
| | **2025** | **2024** | **2025** | **2024** |
| **CASH FLOWS FROM OPERATING ACTIVITIES** | | | | |
| **Net Profit (Loss)** | **(8,587)** | **27,871** | **15,693** | **160,396** |
| **Adjustments to reconcile net profit to net cash provided by operating activities** | | | | |
| Income tax expense | (4,190) | 19,802 | 6,856 | 98,353 |
| Depreciation and amortization | 25,344 | 23,552 | 61,314 | 61,598 |
| Provisions | 2,182 | 335 | 4,857 | 4,603 |
| Exchange rate differences | 27,922 | 11,145 | 58,218 | 37,311 |
| Interest expense | 16,737 | 13,364 | 32,208 | 63,710 |
| Gain on disposal of property, plant and equipment | (421) | (553) | (541) | (1,255) |
| Gain on net monetary position | (18,550) | (45,462) | (65,195) | (293,039) |
| Impairment of trust fund | (411) | 244 | (641) | 839 |
| Share-based payment | - | 204 | - | 519 |
| **Changes in operating assets and liabilities** | | | | |
| Inventories | 14,831 | 16,733 | (3,555) | (30,763) |
| Other receivables | (21,307) | (4,103) | (22,328) | 13,090 |
| Trade accounts receivable | (15,732) | (7,633) | (28,162) | (48,717) |
| Advances from customers | 2,217 | 2,670 | 2,357 | (2,146) |
| Accounts payable | 6,375 | 23,637 | (4,082) | 39,595 |
| Salaries and social security payables | 2,598 | 3,687 | (2,065) | 7,059 |
| Provisions | (381) | (417) | (1,358) | (993) |
| Tax liabilities | 17,556 | 1,177 | 21,266 | (1,955) |
| Other liabilities | 119 | (367) | 464 | (4,645) |
| Income tax paid | (14,364) | (2,129) | (68,460) | (9,719) |
| **Net cash generated by (used in) operating activities** | **31,937** | **83,758** | **6,847** | **93,844** |
| | | | | |
| **CASH FLOWS FROM INVESTING ACTIVITIES** | | | | |
| Proceeds from disposal of Yguazú Cementos S.A. | 1,347 | - | 1,347 | |
| Proceeds from disposal of Property, plant and equipment | 247 | 829 | 870 | 1,567 |
| Payments to acquire Property, plant and equipment | (13,175) | (23,625) | (43,158) | (63,073) |
| Payments to acquire Intangible Assets | (1,667) | (187) | (3,875) | (425) |
| Proceeds from maturity investments | (48,285) | - | (48,285) | - |
| Contributions to Trust | (410) | (244) | (1,108) | (839) |
| **Net cash generated by (used in) investing activities** | **(61,943)** | **(23,227)** | **(94,209)** | **(62,770)** |
| | | | | |
| **CASH FLOWS FROM FINANCING ACTIVITIES** | | | | |
| Proceeds from non-convertible negotiable obligations | 110,875 | - | 110,875 | - |
| Proceeds from borrowings | 67,753 | 86,183 | 187,410 | 379,236 |
| Interest paid | (10,825) | (13,870) | (25,751) | (67,583) |
| Dividends paid | (2) | - | (2) | - |
| Debts for leases | (556) | (429) | (1,561) | (1,627) |
| Repayment of borrowings | (92,964) | (117,692) | (131,549) | (330,123) |
| Share repurchase plan | - | - | - | (725) |
| **Net cash generated by (used in) financing activities** | **74,281** | **(45,808)** | **139,421** | **(20,823)** |
| Net increase (decrease) in cash and cash equivalents | 44,275 | 14,723 | 52,059 | 10,251 |
| Cash and cash equivalents at the beginning of the period | 16,843 | 17,886 | 10,432 | 17,886 |
| Effect of the re-expression in homogeneous cash currency ("Inflation-Adjusted") | (5,083) | (1,335) | (7,313) | (10,781) |
| Effects of the exchange rate differences on cash and cash equivalents in foreign currency | 10,664 | 137 | 11,521 | 719 |
| | | | | |
| **Cash and cash equivalents at the end of the period** | **66,699** | **31,410** | **66,699** | **18,075** |

**Table 11: Financial Data by Segment (figures exclude the impact of IAS 29)**
*(amounts expressed in millions of pesos, unless otherwise noted)*

| | Three-months ended September 30, | | | | Nine-months ended September 30, | | | |
|---|---|---|---|---|---|---|---|---|
| | 2025 | % | 2024 | % | 2025 | % | 2024 | % |
| **Net revenue** | **205,185** | 100.0% | **174,172** | 100.0% | **534,746** | 100.0% | **407,229** | 100.0% |
| Cement, masonry cement and lime | 179,000 | 87.2% | 153,962 | 88.4% | 466,474 | 87.2% | 361,440 | 88.8% |
| Concrete | 18,971 | 9.2% | 14,101 | 8.1% | 47,297 | 8.8% | 32,714 | 8.0% |
| Railroad | 18,917 | 9.2% | 16,606 | 9.5% | 49,414 | 9.2% | 37,626 | 9.2% |
| Aggregates | 5,329 | 2.6% | 4,002 | 2.3% | 14,085 | 2.6% | 10,053 | 2.5% |
| Others | 2,601 | 1.3% | 1,864 | 1.1% | 7,136 | 1.3% | 3,893 | 1.0% |
| Eliminations | (19,633) | -9.6% | (16,364) | -9.4% | (49,661) | -9.3% | (38,497) | -9.5% |
| **Cost of sales** | **144,887** | 100.0% | **110,611** | 100.0% | **365,323** | 100.0% | **244,738** | 100.0% |
| Cement, masonry cement and lime | 120,441 | 83.1% | 95,182 | 86.1% | 298,810 | 81.8% | 206,245 | 84.3% |
| Concrete | 19,353 | 13.4% | 13,087 | 11.8% | 48,838 | 13.4% | 31,682 | 12.9% |
| Railroad | 17,629 | 12.2% | 13,343 | 12.1% | 47,886 | 13.1% | 32,814 | 13.4% |
| Aggregates | 5,919 | 4.1% | 4,364 | 3.9% | 16,311 | 4.5% | 10,357 | 4.2% |
| Others | 1,178 | 0.8% | 999 | 0.9% | 3,138 | 0.9% | 2,138 | 0.9% |
| Eliminations | (19,633) | -13.6% | (16,364) | -14.8% | (49,661) | -13.6% | (38,497) | -15.7% |
| **Selling, admin. expenses and other gains & losses** | **16,577** | 100.0% | **13,302** | 100.0% | **49,054** | 100.0% | **35,208** | 100.0% |
| Cement, masonry cement and lime | 14,472 | 87.3% | 11,977 | 90.0% | 43,448 | 88.6% | 31,852 | 90.5% |
| Concrete | 794 | 4.8% | 298 | 2.2% | 2,055 | 4.2% | 1,065 | 3.0% |
| Railroad | 845 | 5.1% | 668 | 5.0% | 2,027 | 4.1% | 1,302 | 3.7% |
| Aggregates | 69 | 0.4% | 44 | 0.3% | 162 | 0.3% | 108 | 0.3% |
| Others | 397 | 2.4% | 316 | 2.4% | 1,363 | 2.8% | 881 | 2.5% |
| **Depreciation and amortization** | **3,976** | 100.0% | **1,761** | 100.0% | **8,741** | 100.0% | **4,271** | 100.0% |
| Cement, masonry cement and lime | 3,063 | 77.1% | 1,377 | 78.2% | 6,570 | 75.2% | 3,083 | 72.2% |
| Concrete | 110 | 2.8% | 56 | 3.2% | 299 | 3.4% | 160 | 3.7% |
| Railroad | 501 | 12.6% | 244 | 13.9% | 999 | 11.4% | 804 | 18.8% |
| Aggregates | 293 | 7.4% | 82 | 4.7% | 855 | 9.8% | 220 | 5.1% |
| Others | 9 | 0.2% | 1 | 0.1% | 18 | 0.2% | 4 | 0.1% |
| **Adjusted EBITDA** | **47,697** | 100.0% | **52,019** | 100.0% | **129,110** | 100.0% | **131,554** | 100.0% |
| Cement, masonry cement and lime | 47,151 | 98.9% | 48,180 | 92.6% | 130,786 | 101.3% | 126,426 | 96.1% |
| Concrete | (1,066) | -2.2% | 773 | 1.5% | (3,296) | -2.6% | 127 | 0.1% |
| Railroad | 944 | 2.0% | 2,839 | 5.5% | 500 | 0.4% | 4,314 | 3.3% |
| Aggregates | (366) | -0.8% | (324) | -0.6% | (1,533) | -1.2% | (193) | -0.1% |
| Others | 1,035 | 2.2% | 551 | 1.1% | 2,653 | 2.1% | 879 | 0.7% |
| **Reconciling items:** | | | | | | | | |
| Effect by translation in homogeneous cash currency ("Inflation-Adjusted") | (4,162) | | 5,005 | | (2,360) | | 27,488 | |
| Depreciation and amortization | (25,344) | | (23,552) | | (61,314) | | (61,598) | |
| Tax on debits and credits banks accounts | (2,235) | | (2,399) | | (6,473) | | (6,710) | |
| Finance gain (cost), net | (28,733) | | 16,600 | | (36,415) | | 168,014 | |
| Income tax | 4,190 | | (19,802) | | (6,856) | | (98,353) | |
| **NET PROFIT (LOSS) FOR THE PERIOD** | **(8,587)** | | **27,871** | | **15,697** | | **160,396** | |